Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Leigh J. Abrams, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS RECORD THIRD QUARTER

Market Share Growth, New Products and Hurricane-Response Orders Help Drew Outpace Industry

White Plains, New York – November 2, 2005 – Drew Industries Incorporated (NYSE: DW) reported another record quarter, led by sales and earnings growth in both its recreational vehicle (RV) and manufactured housing (MH) segments.

Drew, a leading national supplier of recreational vehicle and manufactured housing components, reported a 30 percent increase in net income on a 15 percent increase in sales for the third quarter ended September 30, 2005. Excluding a previously disclosed gain on the settlement of litigation, the increase in net income was approximately 21 percent.

The Company posted net earnings of $9.8 million, or $0.45 per diluted share, on record net sales of $171 million for the third quarter of 2005, compared with net earnings of $7.5 million, or $0.35 per diluted share, on net sales of $149 million for the same quarter of last year. Earnings per share are adjusted for the September 7, 2005 two-for-one stock split.

Net income for the third quarter included a previously disclosed gain on the pre-appeal settlement of litigation of approximately $700,000, or $.03 per diluted share (which included the reversal of $200,000 of interest expense related to the jury award) after giving effect to the related incentive compensation and taxes. The expense for the initial jury award for this litigation was recorded in the fourth quarter of 2004 and the first quarter of 2005.

For the nine months ended September 30, 2005, Drew reported net income of $24.3 million, or $1.13 per diluted share, compared to net income of $21.7 million, or $1.02 per diluted share, in the same period last year. Net sales reached $488 million for the first nine months of 2005, compared to $399 million for the same period of 2004. Net income for the first nine months of 2005 includes a reduction of approximately $650,000 in net income, or $0.03 per diluted share, relating to previously announced legal proceedings (after giving effect to the recovery resulting from the settlement).

“This was a challenging third quarter, primarily because of the rapid changes and shifts in the markets we operate in,” said Leigh J. Abrams, Drew’s President and CEO. “During the second quarter and continuing into July and early August, RV sales at both the retail and wholesale levels were weak due to a combination of factors, including excess inventory at dealers, weak retail demand resulting from increasing gas prices and interest costs, and falling consumer confidence. At the same time, industry-wide manufactured housing sales through August were up only slightly compared to last year.

“However, the outlook in both the RV and manufactured housing industries changed as a result of Hurricane Katrina in late August, and to a lesser extent Hurricane Rita in late September. The devastation caused by these storms was among the worst ever experienced in the U.S. The storm displaced hundreds of thousands of people, and tens of thousands of homes will have to be demolished and rebuilt or replaced. The recovery from these storms will be a monumental task and it is impossible to estimate how long it will take place. We are doing our part in the recovery effort by helping our customers to build and provide temporary and long-term replacement housing for the victims of the storm. We have also contributed to relief agencies and adopted families needing help.”

Drew’s sales and profits in July were both weak compared to last year, with operations rebounding somewhat in August. However, sales and profits were both very strong in September. This strength has continued, through October, with sales increasing more than 30 percent over last October. Driven by product development and market share growth, Drew’s results in the third quarter continued to outpace the RV and MH industries, even before factoring in the effects of the recent storms and the resulting unprecedented orders from the Federal Emergency Management Agency (“FEMA”).

Industry sources estimate that FEMA has ordered as many as 100,000 towable RV travel trailers and 25,000 manufactured homes to serve as temporary housing. Although many of the units ordered by FEMA, particularly RV travel trailers, were supplied from existing dealer inventory, the balance of the RVs and manufactured homes ordered by FEMA are expected to be delivered by early to mid-2006. Drew has been informed that FEMA has recently requested delays in shipment of these orders to allow for preparation of suitable sites for the units. In addition, spotty material shortages may have slowed some production for both RVs and manufactured homes.

“We shipped between $6 million and $8 million of FEMA-related orders in the last 15 days of the third quarter, and anticipate we will sell more than an additional $20 million of these products in the fourth quarter. Many of the units purchased by FEMA are not as fully equipped as a traditional travel trailer or manufactured home, and therefore our content per unit will be less than normal. While profit margins on these incremental sales have initially been lower than we’d expect on incremental sales, because of higher overtime costs and other costs resulting from the quick ramp-up in production, we anticipate our efficiencies on these sales to improve in the fourth quarter,” said Abrams.

For the eight months ended August 2005, industry wholesale shipments of travel trailers and fifth wheel RVs, Drew’s primary RV markets, were up about 4 percent compared to last year. However, travel trailer shipments more than doubled in September 2005 to 22,500 units from 11,100 units last year. Manufacturers sold many of these RV trailers to dealers to replace units sold by the dealers directly to FEMA. The FEMA orders did not include motorhomes and fifth wheel RVs, and thus an inventory oversupply of these products may still exist at the dealer level.

Manufactured housing industry shipments through August 2005 were up about two percent from last year, but industry analysts expect shipments to be significantly higher for the balance of 2005. If manufacturers ship the estimated 25,000 homes ordered by FEMA during 2005, and FEMA doesn’t revise the orders, industry shipments for the year could reach or exceed 150,000 homes compared to the 131,000 shipped last year. Industry analysts anticipate sales of manufactured homes could remain strong throughout 2006 and possibly into 2007, as the permanent rebuilding of hurricane-stricken areas continues.

“During the quarter we captured additional market share for our recently introduced slide-out mechanisms for motorhomes, as well as RV axles and steps,” Abrams said. “In addition, our RV bath products and large thermoformed parts are poised for growth in the coming months. Our new MH window factory in Arizona, which is our first window factory in the Arizona market, just completed its first full quarter of operations, and our specialty trailer operation in Indiana, opened earlier this year, has continued to increase its sales base.

“During the third quarter, we incurred start-up costs of about $850,000 related to new products and facilities, about the same as in the second quarter of 2005. We now expect these new operations to be profitable by the first quarter of 2006, a quarter later than originally anticipated. Based on our record of accomplishment of successful investments in facilities and product development, we believe these moves will result in substantial returns in the future. In addition, our geographic diversity and manufacturing capacity allow us to react quickly to the shifting market conditions.”

Drew reported that its second and third quarters are typically the strongest in terms of sales and profits due to the seasonality of the industries in which it operates. However, as a result of the anticipated FEMA-related orders, the Company expects its usually lower fourth quarter results to be somewhat better than normal.

Recreational Vehicle Products Segment

Drew supplies windows, doors, chassis, slide-out mechanisms and power units, leveling devices, bath products, axles, steps and electric stabilizer jacks for the recreational vehicle (RV) market. More than 90 percent of these RV product sales are to the travel trailer and fifth wheel segment of the RV industry. To expand its markets, the Company has recently introduced products targeted for motorhomes. Drew’s RV segment also manufactures and markets specialty trailers for hauling equipment, boats, personal watercraft and snowmobiles.

Drew reported net sales of $114 million in the current quarter for its RV segment (representing 67 percent of consolidated sales), an increase of 18 percent over the $96 million reported in the third quarter of last year. This increase was due in part to the $5 to $7 million of sales resulting from FEMA’s purchase of travel trailers to provide temporary housing for hurricane victims, and as well as market share gains by its recently introduced RV axle and slide-out mechanisms for motorhomes, which increased sales by $7 million this quarter compared to the prior year.

Drew’s RV products segment operating margin was 11.2 percent in the third quarter of 2005, an improvement from the second quarter margin of 9.5 percent, and above the 8.7 percent achieved in the third quarter last year. Last year’s third quarter was impacted by increases in steel costs that were not yet fully passed on to customers.

The margin improvement in the third quarter compared to the second quarter was due partly to a reduction in bad debt expenses and related charges of approximately $350,000, resulting from improved collections of delinquent accounts receivable. Lower material costs also helped increase segment margins, although material costs remain highly volatile and suppliers of steel and other raw materials have implemented price increases during the fourth quarter. Due to the increased demand to meet the FEMA-related orders, production costs increased during the later part of the quarter, which included increased overtime costs of nearly $250,000 from the second quarter of 2005.

Manufactured Housing Products Segment

Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the manufactured housing (MH) industry, as well as chassis and windows for modular homes and offices.

The manufactured housing industry reported that industry-wide production declined nearly seven percent in July, followed by a two percent increase in August, with year-to-date industry wholesale shipments also increasing two percent. While industry production statistics for September and October 2005 are not yet available, it is clear that industry production has increased due to orders from FEMA.

Drew’s MH segment sales increased eight percent to $57 million this quarter (representing 33 percent of consolidated sales), compared to $53 million in the third quarter last year, with the increase largely due to the May 2005 acquisition of Venture Welding. The impact of FEMA-related orders on Drew’s MH segment was not as significant as in the RV segment, as FEMA apparently purchased much of its initial requirements from existing inventory on manufactured housing dealer lots and then placed orders for new single section manufactured homes with manufacturers in late September and October. Prior to the demands for housing caused by the hurricanes, dealer inventory levels of manufactured homes were generally low and manufacturers are in the process of restocking dealer lots.

The operating profit margin of the MH products segment decreased to 10.1 percent this quarter, compared to 12.2 percent in the third quarter last year, and 12.7 percent in the second quarter of 2005. Third quarter results for the MH products segment included a gain on the settlement of previously disclosed litigation of approximately $975,000, before taxes, but net of incentive compensation. Excluding this gain, the operating profit margin of the MH segment was 8.4 percent.

The decline in the operating profit margin of the MH products segment was partly due to an increase in certain material costs, an increase in start-up costs, and an increase in sales of recently introduced products, where production efficiencies have not yet reached their potential. Operating margins in the MH products segment were also impacted by lower margins in the newly acquired Venture Welding business, where improved results are expected in early 2006.

Start-up costs in the MH segment increased by about $150,000 from the second quarter, due to the new window factory in Arizona, and the Company expects this facility to incur additional, but lower, start-up costs in the fourth quarter before it is projected to become profitable in early 2006. In addition, overtime costs increased and production efficiencies declined in certain MH facilities in the second half of September, primarily because of an increase in volume resulting from FEMA-related orders. Production efficiencies are expected to improve in the fourth quarter.

“We are pleased with our growth over the last nine months, which has come from both internal initiatives and acquisitions,” said Abrams. “In late October, Drew was added to the S&P SmallCap 600 index, a recognition of our long-term performance.”

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its third quarter earnings conference call tomorrow, Thursday, November 3, 2005, at 11:00 a.m. Eastern time, on the Company’s website, www.drewindustries.com. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 57836239. A replay will also be available on Drew’s website.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, leveling devices, bath and shower units, axles, steps, electric stabilizer jacks and trailers for hauling equipment, boats, personal watercrafts and snowmobiles, as well as chassis and windows for modular homes and offices. From 47 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management, at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly steel, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil prices, the outcome of litigation and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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DREW INDUSTRIES INCORPORATED

OPERATING RESULTS

(unaudited)

(In thousands, except per share amounts)	Nine Months Ended September 30,		Quarter Ended September 30,		Last Twelve Months
	2005	2004	2005	2004

Net sales	$488,360	$398,540	$170,791	$148,830	$620,690
Cost of sales	378,895	308,199	132,145	115,928	485,187

Gross profit	109,465	90,341	38,646	32,902	135,503
Selling, general and administrative expenses	67,532	53,143	22,255	19,874	87,200
Other income	131	428	100	—	131

Operating profit	42,064	37,626	16,491	13,028	48,434
Interest expense, net	2,769	2,267	770	854	3,641

Income from continuing operations
before income taxes	39,295	35,359	15,721	12,174	44,793
Provision for income taxes	15,031	13,702	5,934	4,660	17,078

Net income	$24,264	$21,657	$9,787	$7,514	$27,715	(1)

Net income per common share:
Net Income:
Basic	$1.16	$1.05	$.46	$.36	$1.33

Diluted	$1.13	$1.02	$.45	$.35	$1.29	(1)

Weighted average common shares outstanding:
Basic	20,903	20,542	21,100	20,593	20,835

Diluted	21,471	21,198	21,628	21,242	21,403

Depreciation and amortization	$8,387	$6,842	$2,936	$2,345	$10,845

Capital expenditures	$16,174	$19,781	$6,569	$9,459	$23,451

(1)	Includes after tax charges of $1.7 million ($.08 per diluted share) related to legal proceedings, net of the related adjustment to incentive compensation.

SEGMENT RESULTS

(unaudited)

	Nine Months Ended September 30,			Three Months Ended September 30,
(In thousands)	2005		2004	2005	2004

Net sales
RV Segment	$329,877		$262,856	$113,620	$95,885
MH Segment	158,483		135,684	57,171	52,945

Total	$488,360		$398,540	$170,791	$148,830

Operating Profit
RV Segment	$31,579	(1)	$26,598	$12,673	$8,333
MH Segment	16,249	(2)	15,498	5,786 (3)	6,441

Total segments operating profit	47,828		42,096	18,459	14,774
Amortization of intangibles	(1,035)		(753)	(390)	(287)
Corporate and other	(4,860)		(4,145)	(1,678)	(1,459)
Other income	131		428	100	—

Operating profit	$42,064		$37,626	$16,491	$13,028

(1)	After a charge of $.4 million related to legal proceedings, net of related reduction in incentive compensation.
(2)	After a charge of $.8 million related to legal proceedings, net of related reduction in incentive compensation.
(3)	After a reversal of $1.0 million related to legal proceedings, net of the related increase in incentive compensation.

DREW INDUSTRIES INCORPORATED

BALANCE SHEET INFORMATION

(unaudited)

	September 30,		December 31,
(In thousands, except ratios)	2005	2004	2004

Current assets
Cash and cash equivalents	$1,931	$2,780	$2,424
Accounts receivable, trade, less allowance	47,148	39,140	26,099
Inventories	84,029	79,625	72,332
Prepaid expenses and other current assets	9,207	5,875	10,552
Total current assets	142,315	127,420	111,407
Fixed assets, net	109,609	96,503	99,781
Goodwill	22,015.	17,397	16,755
Other intangible assets	11,275	6,424	6,070
Other assets	7,901	2,947	4,040

Total assets	$293,115	$250,691	$238,053

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$11,376	$12,491	$12,121
Accounts payable, accrued expenses and other current liabilities	76,227	56,246	42,082

Total current liabilities	87,603	68,737	54,203
Long-term indebtedness	50,438	62,266	59,303
Other long-term obligations	2,103	2,082	2,503

Total liabilities	140,144	133,085	116,009
Total stockholders’ equity	152,971	117,606	122,044

Total liabilities and stockholders’ equity	$293,115	$250,691	$238,053

Current ratio	1.6	1.9	2.1
Total indebtedness to stockholders’ equity	0.4	0.6	0.6

DREW INDUSTRIES INCORPORATED

SUMMARY OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
(In thousands)	2005	2004

Cash flows from operating activities:
Net income	$24,264	$21,657
Depreciation and amortization	8,387	6,842
Deferred taxes	(518)	—
Loss on disposal of fixed assets	215	243
Stock based compensation expense	914	804
Changes in assets and liabilities:
Accounts receivable, net	(21,049)	(19,168)
Inventories	(10,769)	(35,740)
Prepaid expenses and other assets	1,844	3,274
Accounts payable, accrued expenses and other liabilities	32,760	20,951

Net cash flows provided by (used for) operating activities	36,048	(1,137)

Cash flows from investing activities:
Capital expenditures	(16,174)	(19,781)
Acquisition of businesses	(17,880)	(21,388)
Proceeds from sales of fixed assets	2,010	341
Other investments	(130)	(289)

Net cash flows used for investing activities	(32,174)	(41,117)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	142,800	170,470
Repayments under line of credit and other borrowings	(152,410)	(135,709)
Exercise of stock options	5,563	1,492
Other	(320)	—

Net cash flows (used for) provided by financing activities	(4,367)	36,253

Net decrease in cash	(493)	(6,001)
Cash and cash equivalents at beginning of period	2,424	8,781

Cash and cash equivalents at end of period	$1,931	$2,780